EXHIBIT 10(4)

                       LEASE AND AGREEMENT


       This Lease and Agreement is made and entered into this 17th day of December, 1986, by and between CITY OF PERRYVILLE, MISSOURI, a municipal corporation located in the County of Perry, State of Missouri, hereinafter referred to as "CITY", and SABRELINER CORPORATION, a business corporation of the State of Delaware, hereinafter referred to as "SABRELINER".

      WHEREAS, the parties hereto desire to extend and modify previous Lease Agreement entered into by and between the parties concerning real estate and improvements leased by SABRELINER at the Perryville Municipal Airport located near the village of McBride, Missouri; and,

      WHEREAS, the parties are desirous of continuing the arrangement with certain modifications to which the parties have agreed; and,

      WHEREAS, the parties desire to memorialize their agreement in writing.

      NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto covenant and agree as follows:

1. PREMISES. The CITY hereby demises and leases to SABRELINER for use in its business as a fixed base operator maintaining and servicing aircraft at the Perryville Municipal Airport
(hereinafter referred to as AIRPORT), the following described real estate:

     Part of U.S. Survey 1866, Township 37 North, Range 11 East and part of U.S. Survey 3162, Township 36 North Range 11
     East of the Fifth Principal Meridian, Perry County,
     Missouri, and being more particularly described as follows:

     Beginning at a point on the line between said township from which the Northeast corner of said Survey 3162 bears East
     560.00 feet; thence leaving said Township line South 42 00' 00" East 710 feet; thence South 48 00' 00" West 740.00 feet; thence South 3 00' 00" West 100.00 feet to the North right-of-way of State Highway "H"; thence along said right-of-way North 87 00' 00" West 130.00 feet; thence leaving said right-of-way North 3 00' 00" East 140.00 feet; thence North 42 00' 00" West 480.00 feet; thence South 48 00' 00" West 320.00 feet; thence North 42 00' 00" West 659.79 feet;thence North 48 00' 00" East 788.64 feet; thence North 42 00' 00" West
     80.00 feet; thence North 48 00' 00" East 130.00 feet; thence South 42 00' 00" East 80.00 feet; thence North 48 00' 00" East 475.00 feet; thence South 42 00' 00" East 480.00 feet; thence South 48 00' 00" West 270.00 feet; thence South 42
     00' 00" East 70.00 feet to the point of beginning and containing 31.58 acres.

The aforesaid premises leased to SABRELINER hereby include all improvements now existing on the above described real estate, less reservations for use by the CITY and public as hereinafter set forth.

       2. RESTRICTIONS ON USE AS A FIXED BASE OPERATOR LOCATED AT THE PERRYVILLE MUNICIPAL AIRPORT. SABRELINER shall have use of the runways and aprons located at the AIRPORT, however, use of said public aprons and areas by SABRELINER shall never interfere directly or indirectly with the use of the AIRPORT by the general public.

       3. TERM. The term of this Lease and Agreement shall be for a period of ten (10) years commencing the 1st day of November, 1986 and terminating the 31st day of October, 1995. The City grants Sabreliner the right to renew this lease in accordance with the terms hereof and at the 1995 rental figure for an additional 10 years commencing on July 1, 1996, at Sabreliner's option by giving sixty (60) days prior written notice to the City of its intent to do so before the expiration of this Agreement.

        4. RENT. SABRELINER shall pay to the CITY for the term hereof the sum of Three Hundred Twenty Six Thousand One Hundred
Eighty Dollars ($326,180.00) to be payable in yearly installments on July 1st of each year in amounts set forth as follows:

        July 1, 1986               $l6,000.00
        July 1, 1987               $l6,000.00
        July 1, 1988               $16,000.00
        July 1, 1989               $32,000.00
        July 1, 1990               $32,000.00
        July 1, 1991               $32,000.00
        July 1, 1992               $45,545.00
        July 1, 1993               $45,545.00
        July 1, 1994               $45,545.00
        July 1, 1995               $45,545.00

       Said rents shall be paid to the City Clerk of the City of Perryville on the date and in the amount aforesaid at City Hall, City of Perryville, Missouri 63775.

5. NONEXCLUSIVE RIGHT. The CITY hereby grants to SABRELINER the nonexclusive right to engage in business as a fixed base operator maintaining and servicing aircraft at the AIRPORT, and to operate on and use the AIRPORT in common with others, pursuant to the CITY's interest in the AIRPORT, as such interest now appears or may be acquired hereafter. Said business of SABRELINER may include, but need not be limited to, the business of the installation and operation of aviation fuel and oil facilities, avionics, engine and aircraft repair and modifications, sale and rental of aircraft, sale of aircraft engines, parts and accessories, fabrication of aircraft components, flight instruction, storage of aircraft and equipment, aircraft charter flights and local short flights; and SABRELINER may also provide pilots for aircraft for others, and carry passengers and freight for hire, subject to all appropriate laws of the federal government and the State of Missouri; Ordinances of the CITY; and requirements of all duly authorized governmental agencies.

       6. AIRPORT SERVICES. SABRELINER shall have the right to operate a restaurant at the AIRPORT and to engage an operator for same. SABRELINER shall also have the right to operate a flight school. CITY shall operate and maintain all runway, taxi, beacon and marker lights now installed or to be installed in the future at the AIRPORT in accordance with regulations of the Federal Aeronautics Administration, hereinafter referred to as "FAA", or other governmental agency, which includes operating said lights all night if so required by the CITY or a government agency.

      7. PUBLIC OPERATIONS. SABRELINER shall operate its business as a fixed base operator at the AIRPORT for the use and benefit of the public as required by law, and to that end shall make available its facilities to the general public without discrimination; shall furnish good, prompt and efficient service adequate to meet all reasonable demand for its fixed base operator service at the AIRPORT; shall furnish its said service on a fair and equal basis, as required by law; provided that SABRELINER may grant reasonable and different discounts, rebates, or other similar types of price reductions to volume and other purchasers, as allowed by law.

        8. FACILITIES AND IMPROVEMENTS. SABRELINER shall have the right to use and occupy improvements on the demised premises subject to temporary use by the CITY or it's designates as indicated herein. Title to all improvements now constructed or to be constructed on the demised premises shall remain vested in the CITY. SABRELINER shall have the option to construct at any time during the rental term of this Lease and Agreement additional hangars and improvements on the demised property subject to approval of the CITY, which said approval shall not be unreasonably withheld. Plans and specifications for any improvement to be constructed on the demised premises shall be provided to the City Engineer who shall review same prior to the commencement of construction.

The CITY shall be responsible for operation of the AIRPORT, and to that end shall maintain all publicly owned runways, taxiways, aprons, and air navigation facilities now installed or to be installed, in good working condition.

        9. MAINTENANCE. SABRELINER shall maintain and keep in serviceable condition, normal wear and tear and acts of God excepted, the improvements located on the demised premises. In addition, SABRELINER shall keep the grass mowed near the improvements on the demised premises and shall provide normal landscape maintenance. SABRELINER shall provide normal maintenance of the sewage and water facilities located at the AIRPORT; provided, however, that the CITY shall be solely responsible for major repairs and replacement of sewer and water lines and water pumps and for all other expenses related to said sewage and water facilities which are not normal maintenance as aforesaid.

        10. FLOOD. In the case of flood, SABRELINER shall participate on an equal basis with other fixed base operators at the AIRPORT to a reasonable extent in cleaning up damage caused by such flood, and in this task shall be assisted by the CITY on an equal basis; provided, however, that such participation by SABRELINER shall include putting all buildings affected by flood back into serviceable condition, so long as only reasonable amounts of labor are involved in doing the same, but shall not include replacing any buildings destroyed by flood nor repairing major damage, nor furnishing labor in connection with major repairs or replacement of any buildings affected by flood.

11. DAMAGE AND DESTRUCTION. If improvements on the demised premises shall be destroyed or damaged, in whole or in part, by fire, wind, flood or acts of God, or the use thereof by SABRELINER is suspended, restricted or otherwise interfered with by said events, and said improvements can be reasonably restored to the condition thereof immediately preceding such damage or destruction within a period of sixty (60) days, all the terms and covenants of this Lease and Agreement shall remain in full force and effect during said reconstruction.

            (a) In the event of damage or destruction of the improvements on the demised premises to such an extent that they cannot be reasonably restored to the condition thereof immediately preceding such damage or destruction within a period of sixty (60) days; or in the event SABRELINER will be prevented by such damage or destruction from carrying on it's business as a fixed base operator at the AIRPORT for a period of more than sixty (60) days; or the cost of restoration of the improvements on the demised premises would exceed the total amount of insurance proceeds available to SABRELINER and/or the CITY arising from such damage or destruction, then SABRELINER shall have the right to terminate this Lease and Agreement as provided herein.

             (b) SABRELINER, after damage or destruction of improvements at the AIRPORT, may elect to restore the facilities and apply the proceeds of SABRELINER's and CITY's insurance coverage to the repair or reconstruction costs of such restoration. In the event the estimated cost of such restoration of the improvements at the AIRPORT total an amount in excess of the insurance proceeds payable to the CITY and/or SABRELINER arising from such damage or destruction, and neither CITY nor SABRELINER desires to pay such excess amount, then SABRELINER may elect to receive such insurance proceeds and in connection therewith cancel this Lease and Agreement as provided herein.

       12. INSURANCE. SABRELINER shall keep in full and effect at a11 times, public liability insurance with policy limits in minimum amounts of $500,000.00/$1,000,000.00 for public liability and $200,000.00 for property damage per occurrence. Such policies shall be issued by a reliable insurance company or companies, approved by the CITY. SABRELINER shall hold the CITY harmless and shall indemnify CITY for any and all claims for damages, for death or injuries to persons, or for property damage arising out of SABRELINER's use and maintenance of the improvements on the demised premises. SABRELINER shall carry fire and extended coverage insurance on all improvements constructed or to be constructed in the future in an amount equal to the replacement cost of said facility, and shall name the CITY as an additional insured under such insurance; provided, however, that all insurance proceeds from losses, if any, payable under insurance, shall be paid to SABRELINER as Trustee thereof.

       13.   CITY OPERATIONS.

            (a) The CITY shall have the right to develop or improve the landing area on all publicly owned air navigation facilities of the AIRPORT.

            (b) The CITY shall have the right to plant crops on all land not needed for use at the AIRPORT, but CITY shall plant such crops in a manner as to conform to FAA Regulations.

            (c) The CITY may take any action it considers necessary to protect the aerial approaches to the AIRPORT against obstruction, and this shall include the right to prevent SABRELINER from erecting or permitting to be erected any building or other structure on the AIRPORT which, in the opinion of the CITY, would limit the usefulness of the AIRPORT or constitute a hazard to aircraft.

            (d) The CITY hereby warrants that SABRELINER, upon faithful performance of its covenants and agreements to be kept and performed herein, shall have peaceable and quiet possession and enjoyment of the improvements on the demised premises subject to the right of the CITY to inspect the improvements on the demised premises at reasonable times and on reasonable prior notice to SABRELINER.

            (e) The CITY shall name in writing to SABRELINER some person as manager of the AIRPORT who shall be the representative of the CITY at the AIRPORT.

        14. CONDEMNATION. If during the term of this Lease all leased premises shall be taken by public authorities by condemnation or otherwise, for public or quasi-public purposes, this lease shall thereupon terminate; however, if only part of the said building be so taken so as not to materially affect the conduct of the Lessee's business, then this Lease shall cease only as to the part so taken and shall continue as to the part not taken, and the rent shall be adjusted in the proportion that the value of the premises so taken bears to the value of the premises hereby leased. In the event a part of the leased premises shall be taken for public or quasi-public purposes so that the remaining portion is wholly unsuitable for conduct of Lessee's business, Lessee shall have the option of terminating this lease effective on the date of possession of the premises by the Government Agency condemning same, by giving written notice to Lessor of its election to do so, which must be exercised within a reasonable period of time of the date of said surrender of premises. It is expressly agreed and understood that all sums awarded or allowed for such taking of said premises, or any part thereof, or for damages of such taking shall belong to Lessee.

             (a) This Lease and Agreement shall be subordinate to the provisions of any existing or future agreements between the CITY and the United States, relative to the AIRPORT, the execution of which has been or may be required as a condition precedent to expenditure of Federal Funds for the development of the AIRPORT.

            (b) In the event any part of the improvements on the demised premises shall revert to the United States of America or become unavailable for use by SABRELINER as provided in this Paragraph, SABRELINER shall have the option, either to be reimbursed for its unamortized costs of constructing buildings, included in the improvements on the demised premises, or to receive a reasonable rental for such part of its improvements on the demised premises during the period of time the same are unavailable. Reimbursement to SABRELINER of the aforementioned unamortized costs of constructing the buildings included in the improvements on the demised premises shall refer to amortization based on the original costs of the buildings involved, less depreciation on a straight line basis from the date of occupancy to the 31st day of October, 1995. The date of acceptance of Hangar 2 (as determined by reference to the CITY's Airport Layout
Plan) by the CITY and of occupancy by SABRELINER shall be deemed to be 1 January, 1969. The original cost of Hangar 2 for purposes of depreciation is $100,000.00, it being understood that additional costs incurred as a result of any supplemental work which may be performed on the hangar shall be added to this base
for purposes of computing unamortized costs.   In the event any
improvement on the demised premises is constructed by SABRELINER during the term of this Lease and Agreement, such amortization shall be based on a period from date of occupancy to date of expiration of any renewal period of this Agreement which may be agreed upon by amendment to the Agreement at the time such improvement on the demised premises is constructed.

       15. TAXES. The CITY and SABRELINER shall split equallyand promptly pay when due all lawful real estate taxes, assessments and charges of like nature, if any, which during the rental term of this Lease, or any renewal rental term thereof, may be levied against any part of the premises or any interest therein (including any leasehold interests of SABRELINER) which is the subject of or indirectly affected by this Lease and Agreement, or may become a lien thereon by virtue of levy, assessment or charge by the Federal Government, the State of Missouri, any municipal corporation, county, governmental successor in authority to the foregoing, or any other tax or assessment levying body.

            The parties, upon receipt of any tax notice, tax bill or levy of taxes, shall immediately advise the other of the tax notice, tax bill or levy of taxes.

       16. LAWS, RULES AND REGULATIONS. This Lease and Agreement shall be governed and controlled by all rules and regulations which shall be promulgated and enacted by the Board of Aldermen of the CITY for the conduct and operation of the AIRPORT and aircraft using it, and by the conditions, regulations and restrictions contained in the license issued to the CITY to use, maintain, and operate the AIRPORT. Also, this Lease and Agreement shall be subject to the provisions of the Missouri Statutes concerning Cities of the Fourth Class, and if any part hereof shall be in conflict therewith, then that part hereof shall be voidable by the CITY. However, in the event one or more parts of this Lease and Agreement shall be voided by the CITY in conformance with the said Missouri Statutes, this Lease and Agreement shall still remain in effect.

        17. ASSIGNMENT, TRANSFER, PLEDGE. SABRELINER may at any time assign, transfer, pledge, or otherwise alienate this Lease and Agreement, or any interest herein, with the prior written consent of the CITY, which consent shall not unreasonably be withheld, if the business of any such assignee shall be substantially the same as a fixed base operator.

        18.   TERMINATION.

              (a) If the CITY shall fail to keep and perform any of the agreements, representations and warranties on its part to be kept and performed hereunder, and such default shall continue for a period of thirty (30) days after written notice thereof is given by SABRELINER to the CITY, then and in any such event SABRELINER may declare this Lease and Agreement terminated and SABRELINER may thereupon cease its business as a fixed base operator at the AIRPORT; provided nevertheless that SABRELINER may recover from the CITY damages arising from such termination. No delay or omission on the part of SABRELINER to exercise any right arising from the CITY's default under this Lease and Agreement, or the acquiescence therein by SABRELINER shall act as a waiver of any breach of this Lease and Agreement.

             (b) SABRELINER shall have the right to terminate this Lease and Agreement if SABRELINER shall be unable to continue to conduct its business as a fixed base operator at the AIRPORT, in substantially the same manner and to the same extent
theretofore conducted, because of   (1) any law;  (2) and rule,
order, condemnation, regulation or other action or non-action of any Governmental authority, board, agency or officer having jurisdiction thereof; (3) or fire, wind, flood, or acts of God, or any other cause not due to the fault of SABRELINER or beyond its control.

               (c) In the event that the AIRPORT shall cease to operate as an AIRPORT, or that SABRELINER's improvements on the demised premises shall not be available to it, because of action by the CITY, SABRELINER shall receive reasonable rental from the CITY for the part of the improvements on the demised premises affected; provided, however, that in the event said action by the CITY shall be such that it will prevent SABRELINER from carrying on its business as a fixed base operator at the AIRPORT for a period of more than sixty (60) days then SABRELINER shall have the right to be reimbursed by the CITY for the unamortized costs of the construction of buildings included in the improvements on the demised premises, in the manner set forth in Paragraph 18(a) and 18(b).

             (d)   Upon any termination of this Lease and
Agreement, SABRELINER shall have a reasonable time from the date of such termination within which to remove from the improvements on the demised premises all machinery, tools, equipment, and material installed by it.

             (e) In the event of destruction of any buildings erected by SABRELINER which are damaged or destroyed by flood, the CITY shall not be obligated to compensate SABRELINER for any such unamortized cost.

       19. NOTICE. Any required notice to the CITY provided for herein shall be sufficient if sent by registered or certified mail, postage prepaid, to the City Administrator, City of Perryville, Perryville, Missouri; and any such notice to SABRELINER shall be sufficient if sent in the same manner,addressed to Sabreliner Corporation, 6161 Aviation Drive, St. Louis, Missouri 63134, or such other address as may be designated by the CITY or SABRELINER in writing from time to time.

        20. FUTURE USE. It is specifically agreed and understood by both parties hereto that none of the rights herein granted to SABRELINER shall prevent the CITY from entering into any other fixed base operator agreements that they may desire in the future and the CITY, in retaining said rights, specifically retains all its use of the ramps and other improvements on the demised premises surrounding said improvements on the demised premises in order to effectively and efficiently permit the operation of the AIRPORT by other fixed base operators or other lessees.

        21.   COVENANTS BY SABRELINER.

             (a) SABRELINER for itself, its heirs, personal representatives, successors in interest and assigns ss part of the consideration hereof does hereby covenant and agree as a covenant running with the land that (l) no person on the grounds of race, color or national origin shall be excluded from participation in, denied the benefits of or be otherwise subjected to discrimination in the use of said facilities; (2) that the construction of any improvements on, over or under such land and the furnishing of services thereon, no person on the grounds of race, color or national origin shall be excluded from participation in, denied the benefits of or be otherwise subjected to discrimination; (3) that SABRELINER shall use the premises in compliance with a11 other requirements imposed by or pursuant to 49 CFR Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation, and as said regulations may be amended.

        (b) SABRELINER assures that it will undertake affirmative action to insure that no person shall on the grounds of race, color, national origin or sex shall be excluded from participating in any employment activities. SABRELINER assures that no person shall be excluded on these grounds from participating in or receiving the services or benefits of any
program or activity covered by this Subpart.   SABRELINER assures
that it will require that its covered suborganizations provide assurances to SABRELINER that they similarly will undertake affirmative action that, they will require assurances from their suborganizations.

        22. CAPITAL IMPROVEMENTS. SABRELINER hereby acknowledges that lease payments made hereunder are utilized by the CITY to fund capital improvements and provide maintenance at the Perryville Municipal Airport. In view of said fact, SABRELINER hereby agrees not to demand any capital improvement to be constructed by the CITY in excess of the amount of revenue derived by the CITY from any yearly lease payment during the lifespan of this Lease and Agreement. CITY, however, shall cooperate and assist SABRELINER in applying for and obtaining available federal, state and municipal revenue financing when necessary for needed capital improvement.

25. ENTIRE AGREEMENT. This Lease and Agreement represents the entire understanding between the CITY and SABRELINER concerning the improvements on the demised premises and SABRELINER's business as a fixed base operator at the AIRPORT. There are no undertakings, conditions, representations, or warranties with regard to the said improvements on the demised premises and business which are not incorporated herein. All amendments, modifications, renewals, or extensions of this Lease and Agreement shall be in writing duly signed by the CITY and SABRELINER. This Lease and Agreement shall supersede all other Lease Agreements by and between the City of Perryville, Missouri and Sabreliner Corporation or any of its predecessors.

        IN WITNESS WHEREOF, the parties have executed this Lease and Agreement this 17th day of December, 1986, by their duly authorized officers.

CITY OF PERRYVILLE, MISSOURI

By: /s/  Robert J. Miget
Major


ATTEST:

/s/ Richard Davis
City Clerk



SABRELINER CORPORATION

BY:/s/  F. Holmes Lamoreux
President
Chairman of the Board &
Chief Executive Officer





                  FIRST AMENDMENT TO LEASE AND AGREEMENT


       THIS FIRST AMENDMENT TO LEASE AND AGREEMENT is made and entered into this 7th day of February, 1990, by and between the CITY OF PERRYVILLE, MISSOURI, a municipal corporation located in the County of Perry, State of Missouri, hereinafter referred to as "CITY", and SABRELINER CORPORATION, a business corporation of the State of Delaware, hereinafter referred to as "SABRELINER".

WHEREAS, CITY and SABRELINER entered into a Lease and Agreement dated December 17, 1986; and

       WHEREAS, said parties are desirous of amending and extending the Lease extension provisions in said Lease; and

       WHEREAS, the parties desire to memorialize their agreement for such an extension in writing.

       NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the sufficiency of which are hereby acknowledged by the parties, the parties hereto covenant and agree as follows:
        1. In paragraph 3 of the December 17, 1986 Agreement, entitled "TERM", line 6, which is on page 3 of said Agreement, the words "July 1, 1996," are to be deleted, and in place thereof, the words "November 1, 1995," shall be inserted. The parties agree that this change is made only for the purpose of causing the ten year option allowed in said Agreement to commence at the end of the current lease term.

        2. The CITY hereby grants to SABRELINER an extended option period comprised of five separate 5-year increments, the last of which would end in the year 2030. SABRELINER's right to exercise such extended incremental options shall be contingent upon exercise of the ten (10) year option provided in paragraph 3 of the December 17, 1986 Agreement, as well as any five (5) year increment preceding the five (5) year increment period sought to be exercised. SABRELINER shall give to the CITY written notice of it's intent to exercise the extended option for any five (5) year increment as provided herein, which notice shall be given not later than sixty (60) days prior to the commencement of the new five (5) year increment term.

        3. In the event SABRELINER exercises one or more of the five-year options granted herein, the annual rent during the five year periods shall be as set forth below:

                  Years                      Annual Rent

November 1, 2005 to October 31, 2010         $47,822.00
November 1, 2010 to October 31, 2015         $50,213.00
November 1, 2015 to October 31, 2020         $52,724.00
November 1, 2015 to October 31, 2025         $55,360.00
November 1, 2025 to October 31, 2030         $58,128.00


        4. The parties agree that the annual rental payments for the extended lease increments provided for in this Agreement shall be due and payable to the City Clerk of the City of Perryville on July 1 of each year during any five (5) year increment.

         5. That the parties hereto in a11 respects otherwise reaffirm those provisions of the December 17, 1986 Lease and Agreement which have not been amended herein.

6. That the parties hereto agree that this First Amendment to Lease and Agreement shall not be binding upon the parties until such time as it has been duly executed by both parties.

        IN WITNESS WHEREOF, the parties have executed this First
Amendment to Lease and Agreement this 7th day of February, 1990, by their duly authorized officers:

PERRYVILLE, MISSOURI
BY: /s/ Robert S. Miget
Mayor


ATTEST:


/s/ Richard Davis
City Clerk


SABRELINER CORPORATION

BY:  /s/ F. Holmes Lamoreux
Chairman of the Board &
Chief Executive Officer


         There appeared before me F. Holmes Lamoreux, Chief Executive Officer who, in accordance with the bylaws of Sabreliner Corporation is the legal representative of Sabreliner Corporation and has the authority to bind Sabreliner Corporation to perform under this Real Estate Lease Agreement and Contract.

ATTEST :
BY:  /s/ Gail B. Johnson
Assistant Corporate Secretary

STATE OF MISSOURI                )

COUNTY OF PERRY                  ) SS.


        On this 7th day of February, 1990, before me personally appeared Robert J. Miget, to me known, who being by me first duly sworn did say that he is the Mayor of the City of Perryville, Missouri, a municipal corporation of the State of Missouri, and the seal affixed to the foregoing instrument is the seal of said City, and said instrument was signed and sealed on behalf of said City by authority of its Board of Aldermen and said Robert J. Miget acknowledged said instrument to be the free act and deed of said City.

        IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal at my office in said county and state the day and year first above written.


/s/ JoAnn Hayden, Notary Public
State of Missouri
County of Perry
My term expires:  08/20/93

STATE OF MISSOURI                )
COUNTY OF St. Louis             ) SS.

        On this 6th day of February, 1990, before me personally appeared F. Holmes Lamoreux to me known, who, being by me first duly sworn did say that he is the Chief Executive Officer of Sabreliner Corporation, a corporation of the State of Missouri, and the seal affixed to the foregoing instrument is the corporate seal of said corporation, and said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors, and said F. Holmes Lamoreux acknowledged said instrument to be the free act and deed of said corporation.

        IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal at my office in said county and state the day and year first above written.


/s/ Sandra G. Foster, Notary Public
State of Missouri
County of St. Louis
My term expires:   April 4, 1991





             SECOND AMENDMENT TO LEASE AND AGREEMENT


            THIS SECOND AMENDMENT TO LEASE AND AGREEMENT
("Amendment") made this 25th day of June, 1990, by and between the CITY OF PERRYVILLE, a municipal corporation located in the County of Perry, State of Missouri ("City"), and Sabreliner Corporation, a Delaware corporation ("Sabreliner").

                      W I T N E S S E T H:

           WHEREAS, City and Sabreliner entered into that certain Lease and Agreement dated December 17, 1986, as amended by that certain First Amendment to Lease and Agreement dated February 7, 1990 (the "Lease"), covering certain premises located at the Perryville Municipal Airport near the Village of McBride, County of Perry, State of Missouri, and more particularly described on Exhibit A attached hereto and incorporated herein by reference (the "Premises");

           WHEREAS, Sabreliner desires to exclude a certain portion of the Premises from the description contained in Paragraph 1 of the Lease (the "Excluded Premises") thereby leaving a portion of the premises remaining therein (the
"Remaining Premises");

           WHEREAS, it is contemplated that the City will enter into a Lease covering the Excluded Premises with Pegasus I, L.P., a Missouri limited partnership, in order to facilitate the construction of an aircraft hangar on the Excluded Premises and that said Excluded Premises together with the newly constructed aircraft hangar will be subleased to Sabreliner;

          WHEREAS, in connection with deleting the Excluded Premises from the legal description contained in the Lease and entering into a new Lease with Pegasus I, L.P., City and Sabreliner acknowledge that it is necessary to amend the legal description contained in Paragraph 1 of the Lease to reduce the area contained therein.

           WHEREAS, in addition to amending the legal description contained in the Lease, City and Sabreliner also acknowledge that it is equitable to reduce Sabreliner's rental obligations under Paragraph 4 of the Lease on a pro rata basis relative to the area of the Excluded Premises; however Sabreliner and City have agreed that Sabreliner's rent obligations under Paragraph 4 of the Lease shall not be so reduced until the expiration or earlier termination of the Sublease by and between Pegasus I, L.P., as Lessor, and Sabreliner, as Lessee.
          WHEREAS, the parties hereto desire to amend the Lease and Agreement to (i) delete the Excluded Premises from the legal description of the premises contained in the Lease; (ii) provide for a pro rata reduction in Sabreliner's rental obligations due under Paragraph 4 of the Lease in the event of the expiration or earlier termination of the Sublease; and (iii) provide for certain other provisions which are mutually agreeable to the parties.

           NOW, THEREFORE, in consideration of Ten Dollars
($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

           1. The legal description contained in Paragraph 1 of the Lease shall be deleted in its entirety and in its place and stead shall be inserted the following:

               Part of U.S. Survey 1866, Township 37 North, Range 11 East and part of U.S. Survey 3162, Township 36 North Range 11 East of the Fifth Principal Meridian, Perry County, Missouri, and being more particularly described as follows:

Beginning at a point on the line between said township from which the Northeast corner of said Survey 3162 bears East 560.00 feet; thence leaving said Township line South 42 00' 00" East 710 feet; thence South 48 00' 00" West 740.00 feet; thence South 3 00' 00" West 100.00 feet to the North right-of-way of State Highway "H"; thence along said right-ofway North 87 00' 00" West
130.00 feet; thence leaving said right-of-way North 3 00' 00" East 140.00 feet; thence North 42 00' 00" West 480.00 feet; thence South 48 00' 00" West 320.00 feet; thence North 42 00' 00" West 659.79 feet; thence North 48 00' 00" East 788.64 feet; thence North 42 00' 00" West 80.00 feet; thence North 48 00' 00" East 130.00 feet; thence South 42 00' 00" East 80.00 feet; thence North 48 00' 00" East 475.00 feet; thence South 42 00' 00" East 480.OO feet; thence South 48 00' 00" West 270.00 feet; thence South 42 00' 00" East 70.OO feet to the point of beginning and containing 31.58 acres.

     LESS :

     PART OF THE UNITED STATES SURVEY 1866, T0WNSHIP 37 NORTH,
     RANGE 11 EAST OF THE FIFTH PRINCIPAL MERIDIAN, PERRY COUNTY,
     MISSOURI AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

          BEGINNING AT A POINT FROM WHICH THE NORTHEAST CORNER OF UNITED STATES SURVEY 3162, IN TOWNSHIP 36 NORTH, RANGE 11 EAST OF THE FIFTH PRINCIPAL MERIDIAN, AND A CORNER OF SAID UNITED STATES SURVEY 1866 BEARS SOUTH 79 DEGREES 37 MINUTES 36 SECONDS EAST 870.92 FEET AND THE MOST NORTHERN CORNER OF HANGER 1 BEARS SOUTH 18 DEGREES 00 MINUTES 25 SECONDS EAST 9.73 FEET; THENCE NORTH 40 DEGREES 26 MINUTES 31 SECONDS WEST 192.00 FEET; THENCE SOUTH 49 DEGREES 33 MINUTES 29 SECONDS WEST 208.00 FEET; THENCE SOUTH 40 DEGREES 26 MINUTES 31 SECONDS EAST 192.00 FEET FROM WHICH THE MOST WESTERN CORNER OF HANGER 1 BEARS SOUTH 62 DEGREES 52 MINUTES 57 SECONDS EAST 9.73 FEET; THENCE NORTH 49 DEGREES 33 MINUTES 29 SECONDS EAST 208.00 FEET TO THE POINT OF BEGINNING AND CONTAINING 0.92 ACRE.

           2. Paragraph 3 of the lease with respect to the term shall be deleted in its entirety and in its place and stead shall be inserted the following:

                3. TERM. The term of this Lease and Agreement shall be for a period of ten (10) years commencing the 1st day of November, 1986 and terminating the 31st day of October, 1995.

               The City grants Sabreliner the right to renew this lease in accordance with the terms hereof and at the 1995 rental figure for an additional ten (10) years commencing on November 1, 1995, at Sabreliner's option by giving sixty (60) days prior written notice to the City of its intent to do so before the expiration of this Agreement.

               In addition to the foregoing ten (10) year option, the City hereby grants to Sabreliner an extended option period comprised of five separate 5-year increments, the last of which would end in the year 2030. Sabreliner's right to exercise such extended incremental options shall be contingent upon exercise of the ten (10) year option provided for in the second paragraph of Paragraph 3 hereof, as well as any five (5) year increment preceding the five (5) year increment period sought to be exercised. Sabreliner shall give to City written notice of its intent to exercise the extended option for any five (5) year increment as provided herein, which notice shall be given not later than sixty (60) days prior to the commencement of the new five (5) year increment term.

           3. The following shall be inserted immediately following the columns setting forth the date and amount payable for yearly installments of rent in Paragraph 4 of the Lease:

                In the event that Sabreliner exercises its right to renew the Lease for an additional ten (10) year period as set forth in the first paragraph of Paragraph 3 of the Lease, Sabreliner shall pay on July 1st of each year of said ten (l0) year period the amount of Forty-Five thousand Five Hundred Forty-Five Dollars ($45,545.00).

              In the event that Sabreliner exercises the right to renew the Lease for any of the five (5) year option periods as set forth in the second paragraph of Paragraph 3 of this Lease, Sabreliner shall pay on July 1st of each year the amounts set forth as follows:

             Years                          Annual Rent

November 1, 2005 to October 31, 2010        $47,822.00
November 1, 2010 to October 31, 2015        $50,2l3.00
November 1, 2015 to October 31, 2020        $52,724.00
November 1, 2020 to October 31, 2025        $55,360.00
November 1, 2025 to October 31, 2030        $58,128.00


                Notwithstanding anything in Paragraph 4 of the Lease to the contrary, in the event of the expiration or earlier termination of that certain Sublease dated June 25, 1990, by and between Pegasus I, L.P., a Missouri limited partnership, as Lessor, and Sabreliner, as Lessee (the "Sublease"), the annual rent due from Sabreliner hereunder shall be reduced by three percent (3%) for all years remaining in the term of the Lease, including any years remaining in the ten (10) year option term or any five (5) year option terms whether or not the same have been
exercised by Sabreliner.   Sabreliner shall notify City of any
such expiration or earlier termination of the Sublease within ten
(10) days of the occurrence thereof.

            In the event that such expiration or earlier termination of the Sublease occurs on a date other than July 1st, the three percent (3%) reduction in rental pursuant to Paragraph 4 of the Lease shall be prorated based on the number of days remaining in the lease year in which such expiration or earlier termination of the Sublease occurs.

           4. The second (2nd) sentence of Paragraph 8 of the Lease shall be deleted in its entirety and in its place and stead shall be inserted the following:

               Title to a11 improvements shall remain in SABRELINER and SABRELINER shall be entitled to finance and claim depreciation or amortization therefor until the expiration or earlier termination of the Lease in which case title to said improvement (excepting movable furnishings, fixtures, trade fixtures, equipment and other personal property of SABRELINER) shall vest in the CITY.

           5. Paragraph 10 of the Lease shall be deleted in its entirety and in its place and stead shall be inserted the following:

                10, FLOOD. In the case of flood, TENANT shall participate in cleaning up damage caused by such flood on a pro rata basis relative to the square feet of the premises to the total square feet of all leased premises at the AIRPORT, and in this task shall be assisted by the CITY on an equal basis; provided, however, that such participation by TENANT shall include putting a11 buildings affected by flood back into serviceable condition, so long as only reasonable amounts of labor are involved in doing the same, but shall not include replacing any buildings destroyed by flood nor repairing major damage, nor furnishing labor in connection with major repairs or replacement of any buildings affected by flood.

           6.   Subparagraphs (b)-(e) of Paragraph 18 of the
Lease shall be relettered as subparagraphs (c)-(f) of the Lease, respectively.

           7. The following shall be inserted as the new subparagraph (b) of Paragraph 18 of the Lease.

                            (b)  If SABRELINER shall fail to keep
             and perform any of the agreements, representations and warranties on its part to be kept and performed hereunder, and such default shall continue for a period of thirty (30) days after written notice thereof is given by the CITY to SABRELINER provided, however, if the nature of the default is such that the same is incapable of being cured by SABRELINER with such thirty (30) day period, SABRELINER shall be granted a reasonable time beyond said thirty (30) day period to cure such default provided that SABRELINER has commenced the cure of such default within the aforementioned thirty (30) day period and continue to diligently prosecute the cure of said default to completion, then and in any such event the CITY may declare this Lease and Agreement terminated; and the CITY may recover from SABRELINER
             damages arising from such termination.   No delay or
             omission on the part of the CITY to exercise any right arising from SABRELINER's default under this Lease and Agreement, or the acquiescence therein by the CITY shall act as a waiver of any breach of this Lease and Agreement.

          8. This Amendment shall be binding upon and shall inure to the parties hereto and their respective successors and assigns.

          9. Except as amended hereby a11 other covenants, agreements, terms and conditions of the Lease shall remain in full force and effect. The amendments set forth in Paragraphs 4 and 6 hereof shall be deemed to have been made as of the original date of the Lease to reflect the original intention of the parties hereto as of the original date of the Lease.

           IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Lease and Agreement as of the date and year first above written.


CITY OF PERRYVILLE, MISSOURI

By: /s/  Robert V. Pirrie, Mayor Pro-Tem


SABRELINER CORPORATION, a Delaware corporation

By: /s/  Jerry L. Leath
Title: Vice President, Administration


STATE OF MISSOURI     )
                      )  SS.
COUNTY OF PERRY       )

On this 25th day of June, 1990, before me personally appeared Robert V. Pirrie, to me known, who being by me first duly sworn did say that he is the Mayor, Pro Tem of the City of Perryville, Missouri, a municipal corporation of the State of Missouri, and the seal affixed to the foregoing instrument is the seal of said City, and said instrument was signed and sealed on behalf of said City by authority of its Board of Aldermen and said he acknowledged said instrument to be the free act and deed of said City.

           IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal at my office in said county and state the day and year first above written.


/s/  JoAnn Hayden, Notary Public
My commission expires:  08/20/93


STATE OF MISSOURI     )
                      )  SS,
COUNTY OF ST. LOUIS   )


         On this 25th day of June, 1990, before me personally appeared Jerry L. Leath, to me known, who being by me first duly sworn did say that he is Vice President of Sabreliner Corporation, a Delaware corporation, and the seal affixed to the foregoing instrument is the corporate seal of said corporation, and said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors, and said he acknowledged said instrument to be the free act and deed of said corporation.

           IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal at my office in said county and state the day and year first above written.


/s/ Sandra G. Foster, Notary Public
My commission expires: 4/4/91


                            EXHIBIT A


     Part of U.S.Survey 1866, Township 37 North, Range 11 East and part of U.S. Survey 3162, Township 36 North Range 11
     East of the Fifth Principal Meridian, Perry County,
     Missouri, and being more particularly described as  follows:

     Beginning at a point on the line between said township from which the Northeast corner of said Survey 3162 bears East 560,00 feet; thence leaving said Township line South 42 00' 00" East 710 feet; thence South 48 00' 00" West 740.00 feet; thence South 3 00' 00" West 100.00 feet to the North right-of-way of State Highway "H"; thence along said right-of-way North 87 00' 00" West 130.00 feet; thence leaving said right-of-way North 3 00' 00" East 140.00 feet; thence North 42 00' 00" West 480.00 feet; thence South 48 00' 00" West320.00 feet; thence North 42 00' 00" West 659.79 feet; thence North 48 00' 00" East 788.64 feet; thence North 42 00' 00" West
     80.00 feet; thence North 48 00' 00" East 130.00 feet; thence South 42 00' 00" East 80.00 feet; thence North 48 00' 00" East 475.00 feet; thence South 42 00' 00" East 480.00 feet; thence South 48 00' 00" West 270.00 feet; thence South 42
     0O' 00" East 70.00 feet to the point of beginning and containing 31.58 acres.


             THIRD AMENDMENT TO LEASE AND AGREEMENT

            THIS THIRD AMENDMENT TO LEASE AND AGREEMENT ("Third Amendment") made this 17th day of March, 1995, by and between the CITY OF PERRYVILLE, a municipal corporation located in the County of Perry, State of Missouri ("City"), and Sabreliner Corporation, a Delaware corporation ("Sabreliner").

                      W I T N E S S E T H:


       WHEREAS, City and Sabreliner entered into that certain Lease and Agreement dated December 17, 1986 ("Lease & Agreement"), as amended by that certain First Amendment to Lease and Agreement dated February 7, 1990 ("First Amendment"), and amended by that certain Second Amendment to Lease and Agreement dated June 25, 1990 ("Second Amendment"), (the Lease and Agreement, First Amendment and Second Amendment are hereinafter collectively referred to as the "Lease"); and

       WHEREAS, Sabreliner entered into a Sublease with Pegasis I, L.P. of a certain portion of the originally demised premises and City entered into a Lease concerning the same premises which said Sublease and Lease are unaffected by this Third Amendment; and
WHEREAS, the Great Flood of 1993 flooded the demised premises causing substantial damage and destruction; and

       WHEREAS, the parties hereto desire to amend the Lease and Agreement to:

       1. Provide funding for repairs to hangers 1, 2, 3B, 4 and 8 by prepayment of rent by Sabreliner under the Lease;

       2. Abate the rent due from Sabreliner pursuant to the Lease for a term sufficient to cover the rent prepayment by Sabreliner;

        3. Provide for a transfer of operation and control of the City's sewer plant at the airport to Sabreliner;

       4.   Revise the insurance requirements;

       5. Transfer responsibility for the payment of a11 assessed against the demises premises; and

       6. Provide for certain other provisions which are mutually agreeable to the parties.

       NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Lease as follows:

       1.   RENT ABATEMENT:

            Sabreliner has heretofore paid the sum of $73,561.38 to contractors for specific work done for repairs to the demised premises, pursuant to Agreement with the City dated April 6, 1994 which provides that such payment would be deemed to be prepayment
of rent due under the Lease.   Therefore, rent owed to City
pursuant to the Lease is paid in full up to March 1, 1996.
            Sabreliner has heretofore further paid the sum of $510,093.00 to City for repair and rehabilitation of hangers 1, 2, 3B, 4 and 8 following the Great Flood of 1993. Contemporaneously herewith Sabreliner has extended the term of the Lease through October 21, 2025, so that the sum paid plus interest thereon is by this amendment recognized as prepaid rent for that portion of the extended term as set forth below.

   Rent          Date         8% Interest      Balance
               10/4/94                      $510,093.00
               10/4/95       $40,807.44      550,900.44
$30,363.34     7/1/96                        520,537.10
               10/4/96        41,642.97      562,180.07
 45,545.00     7/1/97         41,330.81      557,965.87
 45,545.00     7/1/98         40,993.67      553,414.53
 45,545.00     7/1/99         40,629.56      548,499.09
 45,545.00     7/1/00         40,236.33      543,190.41
 45,545.00     7/1/01         39,811.63      537,457.04
 45,545.00     7/1/02         39,352.96      531,265.00
 45,545.00     7/1/03         38,857.60      524,457.60
 45,545.00     7/1/04         38,322.61      517,355.20
 45,545.00     7/1/05         37,744.87      509,555.01
 47,822.00     7/1/06         36,938.64      498,671.65
 47,822.00     7/1/07         36,067.97      486,917.62
 47,822.00     7/1/08         35,127.65      474,223.60
 47,822.00     7/1/09         34,112.10      460,513.36
 47,822.00     7/1/10         33,015.31      445,706.66
 50,213.00     7/1/11         31,639.92      427,133.15
 50,213.00     7/1/12         30,153.61      407,073.76
 50,213.00     7/1/13         28,548.86      385,409.62
 50,213.00     7/1/14         26,815.73      362,012.34
 50,213.00     7/1/15         24,943.95      336,743.28
 52,724.00     7/1/16         22,721.54      306,740.82
 52,724.00     7/1/17         20,321.35      274,338.16
 52,724.00     7/1/18         17,729.13      239,343.29
 52,724.00     7/1/19         14,929.54      201,548.83
 52,724.00     7/1/20         11,905.99      160,730.81
 55,360.00     7/1/21         8,429.67       113,800.47
 55,360.00     7/1/22         4,675.24       63,115.71
 55,360.00     7/1/23           620.46        8,376.16
 55,360.00     7/1/24               0                0
 55,360.00     7/1/25               0                0


Rent in the amount of $46,983.84 shall be due and owing on July 1, 2024. Full rent payments of $55,360.00 shall be due and owing on July 1, 2025. In the event Sabreliner terminates the Lease prior to July 1, 2024 the City shall not be obligated in any manner whatsoever to refund to Sabreliner any sum of money or other consideration for unused rent abatement.

       2.  FLOOD:

The parties hereto agree that section 10 of the Lease shall be amended to read as follows:

            10.  FLOOD:

            a)   Runway:

                 In the case of flood, Sabreliner shall
participate on an equal basis with other fixed base operators at the Airport to a reasonable extent in cleaning up the runway, parking area, aprons, and other areas or improvements ancillary to the operation of the runway, and in this task shall be assisted by the City on an equal basis.

            b)   Improvements:

                 In the event of Flood, which damages the improvements leased hereunder, the provisions of Section 11 entitled "Damage and Destruction" along and together with the provisions of Section 12 entitled "Insurance" shall control.

                 Sabreliner shall carry flood insurance on all improvements leased hereunder in the amount of $200,000.00 per building at Sabreliner's cost. The City shall be named on said
Flood Insurance Policy as an additional insured.   All proceeds
of any flood insurance shall be, upon receipt, immediately paid into escrow with a nationally reputable title insurance company or a bank of Sabreliner's choice in the Perryville area and shall be used solely for the reconstruction or repair of the improvements required by Sabreliner and leased hereunder absent written agreement of the parties to the contrary."

       3. DAMAGE AND DESTRUCTION. Section 11 of the Lease is hereby amended to read as follows:

            "11. DAMAGE AND DESTRUCTION. If improvements on the demised premises shall be destroyed or damaged, in whole or in part, by fire, wind, flood or acts of God, or the use thereof by Sabreliner is suspended, restricted or otherwise interfered with by said events, and said improvements can be reasonably restored to the condition thereof immediately preceding such damage or destruction within a period of sixty (60) days, all the terms and covenants of this Lease and Agreement shall remain in full force and effect during said reconstruction.

        (a) In the event of damage or destruction of the improvements on the demised premises to such an extent that they cannot be reasonably restored to the condition thereof immediately preceding such damage or destruction within a period of sixty (60) days; or in the event SABRELINER will be prevented by such damage or destruction from carrying on its business as a fixed base operator at the AIRPORT for a period of more than sixty (60) days; or in the event the cost of restoration of the improvements on the demised premises would exceed the total amount of insurance proceeds available to SABRELINER arising from such damage or destruction, then SABRELINER sha11 have the right to terminate this Lease and Agreement as provided herein.

           (b) SABRELINER, after damage or destruction of improvements at the AIRPORT, may elect to restore the facilities and apply the proceeds of SABRELINER'S insurance coverage to the repair or reconstruction costs of such restoration. In the event the estimated cost of such restoration of the improvements at the AIRPORT total an amount in excess of the insurance proceeds payable to SABRELINER arising from such damage or destruction, and neither CITY nor SABRELINER desires to pay such excess amount, then SABRELINER sha11 have the right to terminate the Lease by written notice to the CITY, and after reimbursement to SABRELINER from the insurance proceeds of the unused prepaid rent paid by SABRELINER to the CITY hereunder, if any, the balance of the insurance proceeds shall be split eighty percent (80%) to SABRELINER and twenty percent (20%) to the CITY.

       4. INSURANCE: Section 12 of the Lease shall be deleted in its entirety and in its place and stead shall be inserted the following:

            "12. INSURANCE. SABRELINER shall keep or cause to be kept in full force and effect at all times general liability insurance, property insurance and workers' compensation and
employees' liability insurance.   The general public liability
insurance shall have policy limits in minimum amounts of $l,000,000 per occurrence, $l,000,000 personal and advertising liability, $1,000,000 Products--Completed operations aggregates, $1,000,000 general aggregate and $5,000 medical expense (any one person).

            The property insurance carried shall be written on a blanket basis in the amount of $2,500,OOO. The form of coverage written shall be on an all risk basis including earthquake coverage. SABRELINER shall carry or cause to be kept property insurance on an a11 risk basis including earthquake coverage on all improvements constructed or to be constructed in the future in an amount equal to the replacement cost of said facility. The CITY shall be named as an additional insured under such insurance; provided, however, that all insurance proceeds from losses, if any, payable under insurance, shall be paid to SABRELINER as Trustee thereof.

            The workers' compensation and employers' liability insurance shall have at least the statutory limits as required by state law.

            The above stated coverages shall be afforded by policies issued by a reliable insurance company or companies, approved by the CITY which approval shall not be unreasonably withheld. SABRELINER shall hold the CITY harmless and shall indemnify CITY for any and all claims for damages, for death or injuries to persons, for property damage arising out of SABRELINER's use and maintenance of the improvements on the demised premises."

       5. TAXES: Section 15 of the Lease with respect to taxesshall be deleted in its entirety and in its place and stead shall be inserted the following:

            "15. TAXES. SABRELINER shall promptly pay when due all lawful real estate taxes, assessments and charges of like nature, if any, which during the term of this Lease, or any renewal term thereof, may be levied against any part of the demised premises or any interest therein (including any leasehold interests of SABRELINER) which is the subject of or indirectly affected by this Lease and Agreement, or may become a lien thereon by virtue of levy, assessment or charge by the Federal Government, the State of Missouri, any municipal corporation, county, governmental successor in authority to the foregoing, or any other tax or assessment levying body.

           The CITY, upon receipt of any tax notice, tax bill or levy of taxes, shall immediately forward to SABRELINER the tax notice, tax bill or levy of taxes. Should SABRELINER not pay any taxes, assessments or other charges of like nature when due, the CITY may pay said taxes, assessments or charges and assess said sums as additional rent to SABRELINER."

      6. TERMINATION: Section 18 of the Lease shall be deleted in its entirety and in its place and stead shall be inserted the following:

           "l8.  TERMINATION.

                (a) If the CITY sha11 fail to keep and perform any of the agreements, representations and warranties on its part to be kept and performed hereunder, and such default sha11 continue for a period of thirty (30) days after written notice thereof is given by SABRELINER to the CITY, then and in any such event SABRELINER may declare this Lease and Agreement terminated and SABRELINER may thereupon cease its business as a fixed base operator at the AIRPORT; provided nevertheless that SABRELINER may recover from the CITY damages arising from such termination. No delay or omission on the part of SABRELINER to exercise any right arising from the CITY'S default under this Lease and Agreement, or the acquiescence therein by SABRELINER shall act as a waiver of any breach of this Lease and Agreement.

            (b) SABRELINER sha11 have the right to terminate this Lease and Agreement if SABRELINER sha11 be unable to continue to conduct its business as a fixed base operator at the AIRPORT, in substantially the same manner and to the same extent theretofore conducted, because of (1) any law; (2) and rule, order, condemnation, regulation or other action or non-action of any Governmental authority, board, agency or officer having jurisdiction thereof; (3) or fire, wind, flood, or acts of God, or any other cause not due to the fault of SABRELINER or beyond its control.

            (c) In the event that the AIRPORT shall cease to operate as an AIRPORT, or that SABRELINER'S improvements on the demised remises shall not be available to it, because of action by the CITY, SABRELINER shall receive reasonable rental from the CITY for the part of the improvements on the demised premises affected; provided, however, that in the event said action by the CITY shall be such that it will prevent SABRELINER from carrying on its business as a fixed base operator at the AIRPORT for a period of more than sixty (60) days then SABRELINER shall have the right to be reimbursed by the CITY for the unamortized costs of the construction of Hangar 9.

            (d)   Upon any termination of this Lease and
Agreement, SABRELINER shall have a reasonable time from the date of such termination within which to remove from the improvements on the demised premises all machinery, tools, equipment, and material installed by it.

            (e) In the event of destruction of any buildings erected by SABRELINER which are damaged or destroyed by flood, the CITY shall not be obligated to compensate SABRELINER for any such unamortized costs, except as provided in Subsection (c) above.
               (f) If SABRELINER shall fail to keep and perform any of the agreements, representations and warranties on its part to be kept and performed hereunder, and such default shall continue for a period of thirty (30) days after written notice thereof is given by the CITY to SABRELINER, then and in any such event the CITY may declare this Lease and Agreement terminated; provided nonetheless that the CITY may recover from SABRELINER damages arising from such termination. No delay or omission on the part of the CITY to exercise any right arising from SABRELINER'S default under this Lease and Agreement, or the acquiescence therein by the CITY shall act as a waiver of any breach of this Lease and Agreement."

       7.   SEWER PLANT:  The following shall be inserted as new
section 26 of the Lease.

            "26. SEWER PLANT. For the remainder of the term of this Lease and Agreement, SABRELINER shall obtain an operating permit from the State and operate and manage the presently existing sewer plant currently being used by SABRELINER and owned by the CITY located at the AIRPORT. SABRELINER shall provide sewerage services for all buildings and facilities leased by SABRELINER and located at the AIRPORT. Said services shall be in compliance with a11 local, state and federal laws and regulations. Commencing on the date hereof and until such time as Sabreliner obtains an NPDES permit as aforesaid, if possible, Sabreliner shall manage said sewer plant under the City's permit at Sabreliner's cost. Properly certified City personnel shall assist Sabreliner on a consulting basis until Sabreliner's personnel can be appropriately certified. The parties acknowledge that it may be impossible for Sabreliner to obtain an NPDES permit, nonetheless, the parties further acknowledge the desirability of Sabreliner managing and maintaining said plant in accordance with state and federal guidelines.

            As a result of Sabreliner's inability to control the plant operation prior to the date hereof, the City does hereby agree to indemnify, defend and hold harmless Sabreliner and its authorized officers and agents from any and all claims, damages, demands, suits, at law or in equity, arising out of the operation of the aforesaid plant prior to the date hereof. The City further agrees to indemnify, defend and hold Sabreliner harmless from any and all claims, demands or other actions by the State of Missouri, or the U.S. EPA or other persons alleging either that Sabreliner is operating or managing the sewer plant without a permit, or that Sabreliner is operating or managing the sewer plant improperly or in violation of any law or regulation.

            In the event a third party desires to construct facilities at the AIRPORT and to tie into the presently existing sewer plant, then, in that event, SABRELINER shall have the option, in its sole discretion, to allow such third-party to tie into the sewer plant being operated by SABRELINER, but only on terms and conditions satisfactory to SABRELINER in order to protect itself from liability, and to recover its costs. SABRELINER agrees to negotiate in good faith with any future third party users of the sewer plant. In the event SABRELINER determines, in its sole discretion, to decline to allow a third party to tie into the existing sewer plant, then, in that event, the CITY shall have the option to take over operation of the sewer plant, and in such event, the CITY shall give written notice thereof to SABRELINER. Upon receipt of said notice, SABRELINER shall have no further obligation to operate and manage the sewer plant, and the CITY shall be solely responsible for same, and shall be responsible for obtaining an operating permit therefor. The CITY shall operate and manage the sewer plant in compliance with all local,state and federal laws and regulations. If the CITY takes over operation and management of the sewer plant, SABRELINER shall have the right to utilize same on the same terms and conditions as prior to the time the CITY took over management and operation of same."

         8. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

9. Except as amended hereby, all other covenants, agreements, terms and conditions of the Lease shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Lease and Agreement as of the date and year first above written.
CITY OF PERRYVILLE, MISSOURI

By:  /s/  Robert J. Miget, Mayor

ATTEST:



By:  /s/  Marilyn Dobbelare, City Clerk SABRELINER CORPORATION, a
Delaware Corporation By:  /s/  Rodney E. Olson
Title:  Sr.V .P., Finance/Corporate Devevelopment & CFO

STATE OF MISSOURI               )
COUNTY OF PERRY                 ) SS.



          On this 17th day of March, 1995, before me personally appeared Robert J. Miget, to me known, who being by me first duly sworn did say that he is the Mayor of the City of Perryville, Missouri, a municipal corporation of the State of Missouri, and the seal affixed to the foregoing instrument is the seal of said City, and said instrument was signed and sealed on behalf of said City by authority of its Board of Aldermen and said Robert J. Miget acknowledged said instrument to be the free act and deed of said City.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal at my office in said county and state the day and year first above written.

/s/  JoAnn Hayden, Notary Public
State of Missouri
County of  Perry
My term expires:   08-20-97



STATE OF MISSOURI               )

COUNTY OF ST. LOUIS             ) SS.



         On this 16th day of March, 1995, before me personally appeared Rodney E, Olson, to me known, who being by me first duly sworn did say that he is the Sr. Vice President, Finance and Corporate Dev. & CFO of Sabreliner Corporation, a Delaware Corporation, and the seal affixed to the foregoing instrument is the corporate seal of said corporation, and said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors, and said Rodney E. Olson acknowledged said instrument to be the free act and deed of said corporation.


       IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal at my office in said county and state the day and year first above written.

By:  /s/  Gail B. Johnson, Notary Public State of Missouri
County of St. Louis
My term expires:  5/2/97





                  LEASE AND AGREEMENT EXTENSION


THIS LEASE AND AGREEMENT EXTENSION is made and entered into this 17th day of March, 1995, by and between the City of Perryville, Missouri, a municipal corporation, located in the County of Perry, State of Missouri, hereinafter referred to as "City", and Sabreliner Corporation, a business corporation of the State of Delaware, hereinafter referred to as "Sabreliner".

       WHEREAS, City and Sabreliner entered into that certain Lease and Agreement dated December 17, 1986, and amended by that certain First Amendment to Lease and Agreement dated February 7, 1990, amended by that certain Second Amendment to Lease and Agreement dated June 25, 1990, and amended by that certain Third Amendment to Lease and Agreement dated March 17, 1995, (collectively the "Lease"); and
       WHEREAS, section 3 of the Lease grants Sabreliner the right to renew the term of the Lease at the July, 1995 rental figure for an additional ten (10) years commencing on November 1, 1995, at Sabreliner's option; and

       WHEREAS, section 2 of the First Amendment to Lease and Agreement grants to Sabreliner an extended option period of five
(5) separate five-year increments with specific rental amounts set forth; and

       WHEREAS, due to the circumstances created by the Flood of 1993 substantially damaging the demised premises, the parties desire to extend the term of the Lease for an additional thirty
(30) years; and

       WHEREAS, Sabreliner has executed its option to extend the term of the Lease in accordance with the provisions of said
Lease.

       NOW, THEREFORE, in consideration of ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby extend the term of the Lease for an additional thirty (30) years commencing the 1st day of November, 1995, and terminating on the 31st day of October, 2025. A11 other terms, conditions, covenants and agreements of the Lease shall remain in full force and effect.

       IN WITNESS WHEREOF, the parties hereto have executed this Lease and Agreement Extension as of the date and year first above written.

CITY OF PERRYVILLE, MISSOURI
By:  /s/ Robert J. Miget, Major

ATTEST :

/s/  Marilyn Dobbelare, City Clerk

SABRELINER CORPORATION, a Delaware
Corporation

BY:  /s/ Rodney E. Olson
Title:  SR  V.P. Finance/Corp. Dev. & CFO

STATE OF MISSOURI               )
COUNTY OF PERRY                 ) SS.

       On this 17th day of March, 1995, before me personally appeared Robert J. Miget, to me known, who being by me first duly sworn did say that he is the Mayor of the City of Perryville, Missouri, a municipal corporation of the State of Missouri, and the seal affixed to the foregoing instrument is the seal of said City, and said instrument was signed and sealed on behalf of said City by authority of its Board of Aldermen and said Robert
J. Miget acknowledged said instrument to be the free act and deed of said City.
IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal at my office in said county and state the day and year first above written.

/s/  JoAnn Hayden, Notary Public
State of Missouri
County of: Perry
My term expires: 08-20-97

STATE OF MISSOURI               )
COUNTY OF ST LOUIS              ) SS.

       On this 16th day of March, 1995, before me personally appeared Rodney E. Olson, to me known, who being by me first duly sworn did say that he is the Sr. V.P. Finance/Corp. Development and CFO of Sabreliner Corporation, a Delaware Corporation, and the seal affixed to the foregoing instrument is the corporate seal of said corporation, and said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors, and said Rodney E. Olson acknowledged said instrument to be the free act and deed of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal at my office in said city and state the day and year first above written.

/s/ Gail B. Johnson, Notary Public
State of Missouri
County of: Perry
My term expires: 5-02-97